Exhibit 99.1

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Clark, Marketing Manager
781-238-1111

For Immediate Release

RADVIEW REPORTS THIRD QUARTER 2003 RESULTS

REVENUE AND EARNINGS IN-LINE WITH EXPECTATIONS

BURLINGTON, MA – October 23, 2003 – RadView Software Ltd. (Nasdaq: RDVW), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the quarter and nine months ended September 30, 2003.

Revenues for the third quarter of 2003 were $1.15 million compared to $1.26 million in the third quarter of 2002.  The Company’s net loss for the third quarter of 2003 was $1.06 million, or $0.06 per share, compared to a net loss of $1.58 million, or $0.10 per share, in the third quarter of 2002.

“The results of the third quarter of 2003 have met our expectations,” commented Ilan Kinreich, President and CEO of RadView. “We have controlled operating expenses, while meeting our revenue and earnings expectations for the quarter.”

Ilan Kinreich continued, “To achieve profitability, we now must increase our revenue line, which depends largely on the acceptance of our suite of products in the market place and expansion of our distribution capabilities.  While we are encouraged by the interest our newly introduced products have generated, we have yet to realize the benefits of an increase in order volume and in average deal size.  We are working to expand our network of partners and distributors, and are focused on increasing the productivity from our existing relationships.”

Revenues for the first nine months of 2003 were $3.58 million compared to $4.26 million in the first nine months of 2002.  The Company’s net loss for the first nine months of 2003 was $4.00 million, or $0.24 per share, compared to a net loss of $5.16 million, or $0.31 per share, in the first nine months of 2002.

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Christopher Dineen, Chief Financial Officer, will host a conference call to discuss this announcement on Thursday, October 23, 2003 at 5:00 p.m. Eastern time.  The live broadcast and replay of the call will be available over the Internet at www.radview.com.

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About RadView Software Ltd.

RadView(tm) Software Ltd. (Nasdaq: RDVW) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.   Deployed at over 1,300 customers worldwide in industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle. RadView’s corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

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RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Software licenses	$585	$664	$1,874	$2,443
Service	567	600	1,709	1,813
Total Revenues	1,152	1,264	3,583	4,256

Cost of Sales:
Software licenses	63	14	98	39
Service	93	155	323	474
Total Cost of Sales	156	169	421	513

Gross Profit	996	1,095	3,162	3,743

Operating Expenses:
Sales and marketing	940	1,255	3,210	4,071
Research and development	627	767	2,127	2,482
General and administrative	414	552	1,257	1,654
Stock-based compensation	83	113	297	392
Restructuring charges	—	—	245	465
Total Operating Expenses	2,064	2,687	7,136	9,064

Operating loss	(1,068)	(1,592)	(3,974)	(5,321)

Interest income, net	5	33	29	102
Other income (expense)	1	(17)	(53)	61

Net loss	$(1,062)	$(1,576)	$(3,998)	$(5,158)

Net loss per share – basic and diluted	$(0.06)	$(0.10)	$(0.24)	$(0.31)

Weighted average number of shares used in computing basic and diluted net loss per share	16,517	16,461	16,489	16,451

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$4,144	$7,566
Accounts receivable, net	626	1,026
Prepaid expenses and other current assets	297	506
Total current assets	5,067	9,098

Property and Equipment, net	433	826
Other Assets	637	683

Total Assets	$6,137	$10,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$455	$358
Accrued expenses	887	1,503
Restructuring reserve, current	336	271
Deferred revenue	1,112	1,051
Total current liabilities	2,790	3,183

Long-term Liabilities:
Restructuring reserve, less current portion	105	341
Accrued severance	588	772
Total long-term liabilities	693	1,113

Total Liabilities	3,483	4,296

Shareholders’ Equity:
Ordinary shares	42	42
Treasury shares, at cost	(100)	(100)
Additional paid-in capital	54,873	54,888
Deferred compensation	(180)	(536)
Accumulated deficit	(51,981)	(47,983)
Total Shareholders’ Equity	2,654	6,311

Total Liabilities and Shareholders’ Equity	$6,137	$10,607